Exhibit 99.1

     Midas Files Third Quarter Form 10-Q -- Revises 2006 Income Tax Expense

     ITASCA, Ill.--(BUSINESS WIRE)--Nov. 9, 2006--In its Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission, Midas, Inc. (NYSE:MDS) reported that income tax expense for the third quarter and the nine months ended Sept. 30, 2006 was $3.2 million and $7.2 million, respectively. This compares with previously reported income tax expense for the third quarter and the nine months ended Sept. 30, 2006 of $2.3 million and $6.3 million, respectively, as reported in Midas' Oct. 26, 2006 earnings release. The correction of an error in the calculation of 2004 and 2005 income tax expense resulted in a one-time adjustment of $0.9 million to both the third quarter and the nine months ended Sept. 30, 2006. Because Midas has a significant net operating loss carryforward, the correction does not affect the amount of cash income taxes the company will pay in 2006, and will not affect the operating income, pre-tax income or cash flows of the company.

     The adjustment reduces 2006 third quarter net income and fully diluted earnings per share to $2.4 million and $0.16 per diluted share, respectively, and reduces nine-month net income and fully diluted earnings per share to $8.8 million and $0.56 per diluted share, respectively. The adjusted income tax rate for the third quarter of 2006 is 56.7 percent and the company expects its 2006 full-year effective income tax rate to be approximately 44 percent. The company's estimated 2007 effective tax rate remains unchanged at 40 percent.

     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at nearly 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

     FORWARD LOOKING STATEMENTS AND RISK FACTORS

     This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.


     CONTACT: Midas, Inc.
              Bob Troyer, 630-438-3016